FS Energy and Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Reports Third Quarter 2014 Financial Results

PHILADELPHIA, PA, November 17, 2014 – FS Energy and Power Fund (FSEP), a business development company (BDC) that invests primarily in private middle market companies in the U.S. energy and power industry, announced its operating results for the quarter ended September 30, 2014. As previously disclosed, FSEP will hold its quarterly shareholder conference call to discuss these results at 2:30 p.m. Eastern Time on Thursday, November 20, 2014. Information for those interested in participating on the call can be found below.

Financial Highlights

●	As of October 28, 2014, FSEP had raised approximately $2.9 billion in equity capital, including approximately $32.7 million of gross proceeds raised from investors affiliated with its sponsor, Franklin Square Capital Partners (Franklin Square), and its sub-adviser, GSO Capital Partners (GSO).

●	Net investment income of approximately $53.2 million, or $0.21 per share, for the quarter ended September 30, 2014, compared to approximately $19.6 million, or $0.15 per share, for the quarter ended September 30, 2013.

●	Net increase in net assets resulting from operations of approximately $3.3 million, or earnings of $0.01 per share, for the quarter ended September 30, 2014, compared to approximately $28.9 million, or $0.23 per share, for the quarter ended September 30, 2013.

●	Paid regular cash distributions to shareholders totaling approximately $0.19 per share during the quarter ended September 30, 2014.

●	For the nine months ended September 30, 2014, FSEP generated a GAAP-basis total return of approximately 5.59%.

Portfolio Highlights

●	As of September 30, 2014, the fair value of FSEP’s investments was approximately $3.3 billion.

●	During the quarter ended September 30, 2014, FSEP committed approximately $77.6 million to direct originations.

●	FSEP’s investment portfolio consisted of investments in 130 portfolio companies as of September 30, 2014.

●	Based on fair value, core investment strategies, which include any investments that are considered directly originated or opportunistic, represented approximately 56% of the portfolio as of September 30, 2014. Direct originations represented 31%, opportunistic investments represented 25%, and broadly syndicated/other investments represented 44% of the portfolio.

●	Gross portfolio yield, prior to leverage (excluding non-income producing assets) was 8.9% based upon the amortized cost of investments as of September 30, 2014.

“Despite increased volatility and broad market declines toward the end of the quarter, FSEP delivered consistent monthly distributions for our shareholders,” commented Michael C. Forman, CEO of FSEP. “We remain excited about the long-term prospects of FSEP as we believe rising global energy demand will continue to drive the increased capital needs of many U.S. private energy and power companies. We also expect that the volatility that we are experiencing in the energy market will create significant opportunities for us to deploy capital into investments with what we believe are strong risk-adjusted returns.”

Quarterly Shareholder Conference Call

FSEP will hold its quarterly shareholder conference call on Thursday, November 20, 2014, at 2:30 p.m. Eastern Time. In order to participate, interested parties should dial (800) 447-0521 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 38339836 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under FSEP’s “Literature” page at www.franklinsquare.com and will be available for a period of 30 days following the call.

About FSEP

FSEP is a publicly registered, non-traded BDC sponsored by Franklin Square. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objectives are to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO. GSO, with approximately $70.2 billion in assets under management as of September 30, 2014, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. Franklin Square managed approximately $13.6 billion in assets as of September 30, 2014.

Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSEP’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, which FSEP filed with the Securities and Exchange Commission (SEC) on November 14, 2014, as well as FSEP’s other reports filed with the SEC. A copy of FSEP’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 and FSEP’s other reports filed with the SEC can be found under FSEP’s “Literature” page at www.franklinsquare.com and on the SEC’s website at www.sec.gov.

FSEP’s gross portfolio yield, prior to leverage, represents the expected yield to be generated by FSEP on its investment portfolio based on the composition of its portfolio as of September 30, 2014. The portfolio yield does not represent an actual investment return to shareholders.

Please note that certain financial figures may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSEP’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSEP’s distributions for a full year. FSEP intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on Form 1099-DIV.

The payment of future distributions on FSEP’s common shares is subject to the discretion of its board of trustees and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSEP may fund its cash distributions to shareholders from any sources of funds legally available to it, including expense reimbursements from Franklin Square, as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSEP has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSEP will be able to pay distributions at a specific rate or at all.

Forward Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future performance or operations of FSEP. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the SEC. FSEP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.